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                                                                     Exhibit 5.1

                  [SIMPSON THACHER & BARTLETT LLP LETTERHEAD]




                                                               December 10, 2003


Assurant, Inc.
One Chase Manhattan Plaza, 41st Floor
New York, New York 10005

Ladies and Gentlemen:

      We have acted as counsel to Assurant, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the sale by Fortis Insurance N.V. (the "Selling Stockholder"), of the number of shares of Common Stock set forth in the Registration Statement, par value $.01 per share (together with any additional shares of such stock that may be sold by the Selling Stockholder pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares").

      We have examined the Registration Statement, a form of the share certificate which has been filed with the Commission as an exhibit to the Registration Statement and a form of the Agreement and Plan of Merger to be entered by Fortis, Inc., a Nevada corporation, and the Company, a wholly owned subsidiary of Fortis, Inc., relating to the merger of Fortis, Inc. with and into the Company (the "Merger"), pursuant to which the Selling Stockholder will receive the Shares. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
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ASSURANT, INC.                        -2-                      DECEMBER 10, 2003

      In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Board of Directors of Fortis, Inc. has taken all necessary corporate action to approve the Merger, upon consummation of the Merger, the Shares to be sold by the Selling Stockholder will be validly issued, fully paid and nonassessable.

      We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                    Very truly yours,




                                    /s/ SIMPSON THACHER & BARTLETT LLP



                                    SIMPSON THACHER & BARTLETT LLP